Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)             Registration Statement (Form F-3 No. 333-180922) of ABB Ltd and ABB Finance (USA) Inc. pertaining to the registration of debt securities offered by ABB Finance (USA) Inc.,

2)             Registration Statement (Form S-8 No. 333-190180) of ABB Ltd pertaining to the Power-One,  Inc., Amended and Restated 2004 Stock Incentive Plan, Power-One, Inc., Amended and Restated 1996 Stock Incentive Plan,

3)             Registration Statement (Form S-8 No. 333-181583) of ABB Ltd pertaining to the Thomas & Betts Corporation 2008 Stock Incentive Plan, Thomas & Betts Corporation Equity Compensation Plan, Thomas & Betts Corporation 2001 Stock Incentive Plan and Thomas & Betts Corporation 1993 Management Stock Ownership Plan,

4)             Registration Statement (Form S-8 No. 333-179472) of ABB Ltd pertaining to the Baldor Electric Company Employees Profit Sharing and Savings Plan,

5)             Registration Statement (Form S-8 No. 333-171971) of ABB Ltd pertaining to the Baldor Electric Company 2006 Equity Incentive Plan and Baldor Electric Company 1994 Incentive Stock Plan, and

6)             Registration Statement (Form S-8 No. 333-129271) of ABB Ltd pertaining to the ABB Employee Share Acquisition Plan — U.S. Share Acquisition Sub-Plan;

of our reports dated March 7, 2014, with respect to the consolidated financial statements of ABB Ltd and the effectiveness of internal control over financial reporting of ABB Ltd included in its Annual Report (Form 20-F/A) for the year ended December 31, 2013.

/s/ Ernst & Young AG

Zurich, Switzerland
March 7, 2014